SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

WORKFLOW MANAGEMENT, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

☐    Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

FOR IMMEDIATE RELEASE Contact:
Joseph Doherty MacKenzie Partners, Inc. (800) 322-2885 or (212) 929-5500	Michael L. Schmickle EVP & Chief Financial Officer Workflow Management, Inc. (561) 659-6551 ext. 302

WORKFLOW MANAGEMENT, INC.

ISS RECOMMENDS THAT ITS CLIENTS VOTE FOR WORKFLOW MERGER

Palm Beach, FL— March 18, 2004—Workflow Management, Inc. (NASDAQ: WORK) today announced that Institutional Shareholder Services, Inc. (“ISS”), a leading provider of proxy advisory services to over 700 institutional investors, mutual funds and other fiduciaries has recommended to its clients that they vote FOR the agreement and plan of merger between Workflow Management, Inc. and WF Holdings, Inc., an entity formed and controlled by Perseus, L.L.C. and The Renaissance Group, LLC.

Gerald F. Mahoney, Chairman and Interim CEO of Workflow stated, “We are gratified to hear that ISS, the influential shareholder advisory firm, has issued a report urging our stockholders to vote FOR the merger. They recognize the lengthy and exhaustive process undertaken by the Board of Directors to arrive at an offer that is in the best interests of our stockholders and note that the cash consideration is at a 29% premium to the stock price at the time of the Company’s announcement that we were seeking strategic alternatives.”

The ISS report noted, “The proposed transaction is the result of an auction process conducted by the board. There is no evidence indicating that the board did not fulfill its fiduciary duty in the sale process. Nevertheless, the merger consideration is at the low end of the valuation ranges provided by the advisor, reflecting the company’s debt burden and the difficulty in securing refinancing. Ultimately, there is significant bankruptcy risk posed in case the merger is not completed. Therefore, we recommend that shareholders vote in favor of the merger.”

Mr. Mahoney continued, “The special meeting of stockholders convenes on March 30, 2004 and time is now very short. We urge all stockholders who have not yet done so to vote FOR the merger transaction today.”

If stockholders need help in voting their shares, they may call our proxy solicitor, MacKenzie Partners, Inc. toll–free at (800) 322-2885 or collect at (212) 929-5500.

About Workflow Management, Inc.

Workflow Management, a leading provider of end-to-end print solutions with consolidated revenues of $622.7 million for its fiscal year ended April 30, 2003, employs approximately 2,700 persons and operates throughout the United States, Canada and Puerto Rico with 52 sales offices, 12 manufacturing facilities, and 14 warehouses and distribution centers. Company management believes that the Company’s services, from production of logo-imprinted promotional items to multi-color annual reports, have a reputation for reliability and innovation. Workflow’s complete set of solutions includes document design and production consulting; full-service print manufacturing; warehousing and fulfillment; and one of the industry’s most comprehensive e-procurement, management and logistics systems. Through custom combinations of these services, the Company can deliver substantial savings to customers-eliminating much of the hidden cost in the print supply chain. By outsourcing print-related business processes to Workflow Management, customers may streamline their operations and focus on their core business objectives. For more information, go to the Company’s website at www.workflowmanagement.com.

Except for historical information, matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Factors that could cause actual results to differ include: risks associated with the inability to consummate the transaction with Renaissance and Perseus, including our ability to satisfy certain closing conditions in the definitive merger agreement, including in particular the limitation on our net debt at closing, the ability of Renaissance and Perseus to obtain definitive financing necessary to consummate the transaction and the risks associated with being in breach of our credit facility if the merger agreement is terminated; risks associated with our debt service and our ability to comply with the terms and covenants of our credit agreement with our lenders; risks associated with refinancing our existing debt obligations if we fail to consummate the transaction; economic downturns; changes in customer purchasing patterns; risks associated with future growth; change in customer preferences and trends away from print; risks associated with foreign and international business; disruptions in product supplies; decreased availability and increased cost of paper; competition in our markets; loss of key members of our management team; reliance on third parties for maintaining our management information systems; concentration of the Company’s common stock; and volatility of the Company’s common stock. The information included in this press release is operative as of this date only. Workflow Management, Inc. does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In order to ensure that all investors continue to have equal access to the same information, Workflow Management, Inc. will refrain from updating projections made in this press release unless it does so through means that are designed to provide broad distribution of the information to the public.

Statements regarding the expected date of completion of the transaction are subject to the risk that the closing conditions will not be satisfied, including the risk that the required financing will not be obtained or that our stockholders will not approve the transaction and that the transaction will not be consummated.

Investors and security holders are urged to read the proxy statement regarding the transaction with Renaissance and Perseus because it contains important information. The proxy statement has been filed with the Securities and Exchange Commission by Workflow Management, Inc. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Workflow Management, Inc. at the SEC’s web site at www.sec.gov. The proxy statement may also be obtained free from the Company.

Workflow and its directors, executive officers, and certain employees may be deemed participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Workflow’s stockholders and their interests in the solicitation is set forth in the proxy statement as filed with the SEC.